                                         EXHIBIT (23)(D)

                   CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
Boatmen's Bancshares, Inc.


We consent to the incorporation by reference in the registration statement on Form S-4 of Boatmen's Bancshares, Inc. of our report dated January 24, 1992, except for Note 23 which is as of February 24, 1992, relating to the consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of Boatmen's Bancshares, Inc. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.



                                            /s/ KPMG Peat Marwick LLP
                                                KPMG Peat Marwick LLP


Amarillo, Texas
January 5, 1995